Exhibit (e)(4)
General Employment Enterprises, Inc.
One Tower Lane, Suite 2200
Oakbrook Terrace, Illinois 60181
February 11, 2009
Personal and Confidential
Ronald E. Heineman
River Falls Financial Services, Inc.
PSQ, LLC
c/o 11921 Brinley Ave
Louisville, KY 40243
Ladies and Gentlemen:
     In connection with the possible transaction (the “Transaction”) involving General Employment Enterprises, Inc. (“General Employment”), Ronald E. Heineman (“Ronald Heineman”), River Falls Financial Services, Inc. (“River Falls”) and PSQ, LLC (“PSQ”, and together with Ronald Heineman and River Falls, the “River Falls Parties”), General Employment and the River Falls Parties (each a “Party” and together, the “Parties”) are prepared to make available to one another certain information which is non-public, confidential or proprietary in nature (“Evaluation Material”).
     By execution of this letter agreement (the “Agreement”), each Party agrees to treat all Evaluation Material of the other Parties confidentially and to observe the terms and conditions set forth herein. For purposes of this Agreement, Evaluation Material shall include all information, regardless of the form in which it is communicated or maintained (whether prepared by a Party) that contains or otherwise reflects information concerning a Party (the “Disclosing Party”) that another Party (the “Receiving Party”) or its directors, officers, employees, partners, affiliates, agents, advisors or representatives (“Representatives”) may be provided by or on behalf of the Disclosing Party in the course of the Receiving Party’s evaluation of the Transaction. Evaluation Material shall also include all reports, analyses, notes or other information that are based on, contain or reflect any Evaluation Material (“Notes”). The Receiving Party shall not be required to maintain the confidentiality of those portions of the Evaluation Material that (i) become generally available to the public other than as a result of a disclosure by the Receiving Party or any of its Representatives, (ii) were available to the Receiving Party on a non-confidential basis prior to the disclosure of such Evaluation Material to the Receiving Party pursuant to this Agreement, provided that the source of such information was not known by the Receiving Party or any of its Representatives, after reasonable investigation, to be bound by a contractual, legal or fiduciary obligation of confidentiality to the Disclosing Party or any of its affiliates with respect to such material or (iii) become available to the Receiving Party on a non-confidential basis from a source other than the Disclosing Party or its Representatives, provided that the source of such information was not known by the Receiving Party or its Representatives, after reasonable investigation, to be bound by a contractual, legal or fiduciary obligation of confidentiality to the Disclosing Party or any of its affiliates with respect to such material.
     The Receiving Party will not use the Evaluation Material for any purpose other than determining whether it wishes to enter into the Transaction. The Receiving Party agrees not to disclose or allow disclosure to others of any Evaluation Material, except that the Receiving Party may disclose Evaluation Material to its Representatives to the extent necessary to permit such Representatives to assist the

February 11, 2009

Receiving Party in making the determination referred to in the prior sentence, provided, however, that the Receiving Party shall cause each such Representative to be bound by the terms of this Agreement to the same extent as if they were parties hereto and the Receiving Party shall be legally responsible for any violation of the terms of this Agreement by any of its Representatives.
     In addition, each Party agrees that it will not make any disclosure that it is having or has had discussions concerning the Transaction, that it has received Evaluation Material or that it is considering the Transaction; provided that a Party may make such disclosure (i) to its Representatives as provided in the preceding paragraph, and (ii) if such Party has received the written opinion of its counsel that such disclosure must be made by it in order that it not commit a violation of law and, prior to such disclosure, such party promptly advises and consult with the other party and its legal counsel concerning the information such party proposes to disclose.
     In the event that the Receiving Party or anyone to whom the Receiving Party discloses any Evaluation Material in accordance with this Agreement is requested or required (by deposition, interrogatories, requests for information or documents in legal proceedings, subpoenas, civil investigative demand or similar process), in connection with any proceeding, to disclose any Evaluation Material, the Receiving Party will give the Disclosing Party prompt written notice of such request or requirement so that the Disclosing Party may seek an appropriate protective order or other remedy and/or waive compliance with the provisions of this Agreement, and the Receiving Party will cooperate with the Disclosing Party to obtain such protective order. In the event that such protective order or other remedy is not obtained or the Disclosing Party waives compliance with the relevant provisions of this Agreement, the Receiving Party (or such other persons to whom such request is directed) will furnish only that portion of the Evaluation Material which, in the opinion of the Receiving Party’s counsel, is legally required to be disclosed and, upon the Disclosing Party’s request, use the Receiving Party’s best efforts to obtain assurances that confidential treatment will be accorded to such information.
     The Receiving Party agrees that it will not use the Evaluation Material in any way directly or indirectly detrimental to the Disclosing Party. In particular, the Receiving Party agrees that for a period of three years from the date of the signing of this Agreement, the Receiving Party and its Representatives will not, as a result of knowledge or information obtained from the Evaluation Material or otherwise, (i) interfere with or attempt to interfere with any business of the Disclosing Party or any of its affiliates, or (ii) employ, solicit or cause to be solicited the employment of any person who is now an employee of the Disclosing Party or any of its affiliates whom the Receiving Party is introduced to, comes into contact with, or becomes aware of in connection with the Transaction; provided, that the foregoing clause (ii) shall not apply to (1) advertising employment opportunities in any national newspaper, trade journal or other publication in a major metropolitan area or any third-party Internet website posting, or negotiating with, offering employment to or employing any person contacted through such medium, (2) participating in any third-party hiring fair or similar event open to the public or negotiating with, offering employment to or employing any person contacted through such medium, or (3) soliciting, negotiating with, offering employment to or employing any person at any time following 180 days after the termination by such person of his or her employment with the Disclosing Party or its affiliates.

February 11, 2009

     Although each Party will endeavor to include in the Evaluation Material information known to it which it believes to be relevant for the purpose of any other Party’s investigation, each Party understands and agrees that no Party nor or any of their Representatives (i) has made or makes any representation or warranty, expressed or implied, as to the accuracy or completeness of the Evaluation Material or (ii) shall have any liability whatsoever to the other Parties or the other Parties’ Representatives relating to or resulting from the use of the Evaluation Material or any errors therein or omissions therefrom.
     If any Party decides that it does not wish to proceed with the Transaction, such Party will promptly notify the other Parties of that decision. In that case, or if any Party shall elect at any time to terminate further access by the other Parties to Evaluation Material for any reason, each Party will within five business days thereafter redeliver to the other Parties all copies of the other Parties’ Evaluation Material, destroy all Notes and deliver to the other Parties a duly executed certificate indicating that the requirements of this sentence have been satisfied in full. Notwithstanding the return and destruction of Evaluation Material and Notes, each Party and its Representatives will continue to be bound by its obligations of confidentiality and other obligations hereunder.
     The River Falls Parties acknowledge that they are aware that the securities laws of the United States prohibit any person who has material, non-public information concerning General Employment or the Transaction from purchasing or selling securities in reliance upon such information or from communicating such information to any other person or entity under circumstances in which it is reasonably foreseeable that such person or entity is likely to purchase or sell such securities in reliance upon such information.
     Each River Falls Party agrees that, for a period of three years from the date of this Agreement, unless such shall have been specifically invited in writing by the Board of Directors of General Employment, none of such River Falls Parties nor any of their respective Representatives will in any manner, directly or indirectly, (a) effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in or in any way assist any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (i) any acquisition of any securities (or beneficial ownership thereof) (other than pursuant to the Transaction contemplated hereby, unless General Employment notifies Ronald Heineman that it does not wish to proceed with the Transaction) or assets of General Employment or any subsidiary or division thereof; (ii) any tender or exchange offer, or any merger or other business combination involving General Employment or any subsidiary or division thereof (other than a merger or business combination pursuant to the Transaction contemplated hereby, unless General Employment notifies such River Falls Party that it does not wish to proceed with the Transaction); (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to General Employment or any subsidiary or division thereof; or (iv) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of General Employment, (b) form, join or in any way participate in a “group” (as defined under the Securities Exchange Act of 1934, as amended) with respect to any securities of General Employment, (c) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of General Employment or any subsidiary or division thereof, (d) take any action which might force General Employment to make a public announcement regarding any of the types of matters set forth in (a) above, or (e) enter into any discussions or arrangements with any third party with respect to any of the foregoing.

February 11, 2009

     Each Party understands that neither such Party nor any of its Representatives shall have any claims whatsoever against the other Parties or any of their stockholders, owners or Representatives arising out of or relating to the Transaction other than those against the parties to a definitive agreement between the Parties in accordance with the terms thereof. Unless and until a definitive agreement between the Parties with respect to the Transaction has been executed and delivered, no Party will be under any legal obligation of any kind whatsoever with respect to the Transaction.
     Each Party agrees that money damages would not be a sufficient remedy for any breach of this Agreement by a Party or its Representatives, that in addition to all other remedies the non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach, and each Party further agrees to waive, and to cause its Representatives to waive, any requirement for the securing or posting of any bond in connection with such remedy. In the event of litigation relating to this Agreement, if a court of competent jurisdiction determines that a Party or any of its Representatives has materially breached this Agreement, such Party shall be liable and pay to the non-breaching Party the reasonable legal fees incurred by the non-breaching Party in connection with such litigation, including any appeal therefrom.
     All modifications of, waivers of and amendments to this Agreement or any part hereof must be in writing signed on behalf of each Party. Each Party and its respective successors and assigns are intended to be benefited by this Agreement and shall be entitled to enforce this Agreement and to obtain the benefit of any remedies that may be available for the breach hereof.
     It is further understood and agreed that no failure or delay by a Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any right, power or privilege hereunder.
     Each Party hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any State or Federal court sitting in the Northern District of Illinois over any suit, action or proceeding arising out of or relating to this Agreement. Each Party hereby agrees that service of any process, summons, notice or document by U.S. registered mail addressed to such Party shall be effective service of process for any action, suit or proceeding brought against such Party in any such court. Each Party hereby irrevocably and unconditionally waives any objection to the placing of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Each Party agrees that a final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon such Party and may be enforced, by suit upon such judgment, in any other courts to whose jurisdiction such Party is or may be subject.
     In the event that any provision or portion of this Agreement is determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by applicable law.
     Notwithstanding anything to the contrary contained in this Agreement, each River Falls Party agrees that it will be jointly and severally liable for any breach of this Agreement by any other River Falls Party.

February 11, 2009

     This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Illinois without regard to conflict of laws principles thereof.
     If you are in agreement with the foregoing, please so indicate by signing, dating and returning one copy of this Agreement, which will constitute our agreement with respect to the matters set forth herein.

Very truly yours, GENERAL EMPLOYMENT ENTERPRISES, INC.
By:	/s/ Herbert F. Imhoff, Jr.
	Name:	Herbert F. Imhoff, Jr.
	Title:	Chairman of the Board and Chief Executive Officer

Confirmed and agreed to as of the date set forth above:

/s/ Ronald E. Heineman
Name: Ronald E. Heineman

RIVER FALLS FINANCIAL SERVICES, INC.
By:	/s/ Ronald E. Heineman
	Name:	Ronald E. Heineman
	Title:	Managing Director

PSQ, LLC
By:	/s/ Stephen B. Pence
	Name:	Stephen B. Pence
	Title:	Manager